Exhibit 2.1

AMENDMENT NO. 2

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”), dated as of November 3, 2016, to the Agreement and Plan of Merger, dated as of June 28, 2016 and as amended by Amendment No. 1 dated as of September 20, 2016 (the “Agreement”), is made by and among SUNGEVITY, INC., a Delaware corporation (the “Company”), EASTERLY ACQUISITION CORP., a Delaware corporation (“Parent”), SOLARIS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Sellers Representative”), solely in its capacity as Sellers Representative.

WITNESSETH:

WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 9.1 thereof, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Merger Sub and Sellers Representative agree as follows:

Article I
AMENDMENTS

Section 1.1           Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. From and after the date of this Amendment, all references to the Agreement shall be deemed to mean the Agreement, as amended by this Amendment.

Section 1.2           Amendment to the Fifth Recital. The fifth recital of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, certain stockholders of the Company are delivering to the Company and Parent, a Voting Agreement (as amended, the “Voting Agreement”), dated as of the date hereof and as may be amended from time to time, pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Company Common Stock and Company Preferred Stock in favor of certain matters, including the Merger and the other Transactions; and”

Section 1.3           Amendment to Section 2.1(b)(vi). The first sentence of Section 2.1(b)(vi) of the Agreement is hereby amended and restated in its entirety as follows:

“For purposes of determining the amount of Parent Common Stock to be received by each Selling Stockholder, the aggregate amount of shares of Parent Common Stock to be received by all Selling Stockholders pursuant to this Section 2.1(b) (including by virtue of Section 2.6) and all Common Stock Allocation Participants pursuant to the Common Stock Allocation shall be 25,001,000 (the “Aggregate Parent Common Stock”).”

Section 1.4           Amendment to Section 2.1(h). The first sentence of Section 2.1(h) of the Agreement is hereby amended and restated in its entirety as follows:

“Subject to the other provisions of this Section 2.1 and Sections 2.2, 2.3 and 2.4, at the Effective Time, Common Stock Allocation Participants shall be entitled to receive an aggregate of 1,250,050 shares of Parent Common Stock, less 50% of the Shared Cutback Amount (the “Common Stock Allocation”) as follows:”

Section 1.5           Amendment to Section 2.4(c). The last sentence of Section 2.4(c) of the Agreement is hereby amended and restated in its entirety as follows:

“For avoidance of doubt, the total amount of Escrow Shares placed in the Escrow Account at Closing is 2,375,095.”

Section 1.6           Amendment to Section 5.2(a). Section 5.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) incur any Indebtedness, except (i) trade payables in the ordinary course of business, (ii) deferred revenue, (iii) borrowings under the Company’s credit facilities outstanding as of the date hereof, (iv) the New Convertible Notes, (v) a secured revolving line of credit facility for working capital purposes with interest rates, fees and charges consistent with those on facilities available to Persons with an investment grade rating and which will not be not due and payable as a result of the Closing, with the principal amount of such loan not to exceed $10,000,000 in the aggregate, and (vi) a subordinated secured or unsecured term loan, with the principal amount of such loan not to exceed $5,000,000;”

Section 1.7           Amendment to Section 5.2(d). Section 5.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d)          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except (i) pursuant to the exercise of Company Stock Options or Company Warrants outstanding prior to the date hereof or the settlement or vesting of Company Stock Options outstanding prior to the date hereof in accordance with their terms, (ii) issuances pursuant to new employment agreements with persons who are not executive officers in the ordinary course, (iii) any shares of Company Capital Stock issuable upon conversion of the New Convertible Notes or any outstanding subordinated convertible notes and (iv) additional Company Series D Warrants issued in connection with Indebtedness incurred pursuant to Section 5.2(a)(vi) (which warrants shall automatically be exercised into Company Series D Preferred Stock immediately prior to the Merger);”

Section 1.8           Amendment to Section 8.1(b)(ii). Section 8.1(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii)         if the Transactions shall not have been consummated by December 30, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to Parent or the Company if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date; or”

Section 1.9           Amendment to Section 8.3(b). Section 8.3(b) of the Agreement is hereby amended and restated in its entirety as follows:

“In the event that (i) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c) and (ii) prior to the termination of this Agreement, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal”) for the Company is publicly disclosed, announced or otherwise made public or made known to senior management of the Company (in each case, other than by Parent), and (iii) the Company promptly rejects (including, if requested by Parent, by doing so publicly) any and all proposals made by, and any negotiations with, the party making such Acquisition Proposal, and (iv) the Company Board does not solicit Selling Stockholders to be in favor of such rejected Acquisition Proposal, and (v) if, within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, and subsequently consummates, an Acquisition Proposal with such party that was rejected in clause (iii) (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal,”), then the Company shall pay to Parent an amount equal to the lesser of $8,570,000 or five percent (5%) of the Fair Market Value of the Company (the “Termination Fee”), by wire transfer of same day funds, simultaneously with the consummation of any such transaction.”

Section 1.10         Amendment to Section 9.17.

(a)          The definition of “New Convertible Notes” in Section 9.17 of the Agreement is hereby amended and restated in its entirety as follows:

““New Convertible Notes” means an aggregate principal amount of up to $30,000,000 of subordinated convertible notes issued or issuable by the Company on or after the date hereof and prior to the Closing, which shall automatically and fully convert (including any accrued but unpaid interest and any other amounts payable thereunder) immediately prior to the Merger, and upon certain other agreed events, into Company Series D Preferred Stock, together with and any additional Company Series D Warrants issued in connection with the sale of such subordinated convertible notes (which warrants shall automatically be exercised into Company Series D Preferred Stock immediately prior to the Merger).”

(b)          The definition of “Pro Rata Portion” in Section 9.17 of the Agreement is hereby amended and restated in its entirety as follows:

““Pro Rata Portion” means, with respect to each Selling Stockholder, an amount equal to the quotient obtained by dividing (i) the total shares of Parent Common Stock received by such Selling Stockholder by (ii) 25,001,000.”

(c)          The definition of “Preference Cutback Amount” in Section 9.17 of the Agreement is hereby amended and restated in its entirety as follows:

““Preference Cutback Amount” means a number of shares of Parent Common Stock equal to (A) the sum of (x) the Adjusted Company Preferred Consideration plus (y) 1,250,050 shares of Parent Common Stock minus (B) the sum of (1) 25,001,000 shares of Parent Common Stock and (2) the Shared Cutback Amount; provided, however, that the Preference Cutback Amount shall be zero if the above calculation is a negative number.”

(d)          The definition of “Shared Cutback Amount” in Section 9.17 of the Agreement is hereby amended and restated in its entirety as follows:

““Shared Cutback Amount” means the lesser of (i) 500,020 shares of Parent Common Stock and (ii) a number of shares of Parent Common Stock equal to (A) the sum of (x) the Adjusted Company Preferred Consideration plus (y) 1,250,050 shares of Parent Common Stock minus (B) 25,001,000 shares of Parent Common Stock; provided, however, that the Shared Cutback Amount shall be zero if the calculation in clause (ii) is a negative number.”

Section 1.11         Amendment to Section 1.5(b) of the Company Disclosure Letter. Section 1.5(b) of the Company Disclosure Letter shall be amended by adding the following to the end of clause 1.5(b)(1):

“8. Independent director to be determined by mutual agreement of Andrew Birch, Darrell Crate, Avshalom Kalichstein, Alex Guettel and Robert Davenport.”

Article II
MISCELLANEOUS

Section 2.1           Effect on Agreement. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.

Section 2.2           Entire Agreement. The Agreement (including the Exhibits thereto and the documents and the instruments referred to therein and any agreements entered into contemporaneously therewith), this Amendment and the Confidentiality Agreement: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 of the Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 2.3           Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 2.4           Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SUNGEVITY, INC.

By:	/s/ Andrew Birch
Name: Andrew Birch
Title: Chief Executive Office

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Sellers Representative

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
Name: Avshalom Kalichstein
Title: Chief Executive Officer

SOLARIS MERGER SUB INC.

By:	/s/ Avshalom Kalichstein
Name: Avshalom Kalichstein
Title: President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]